                                  EXHIBIT 3

THE CHASE MANHATTAN BANK  BANKBOSTON, N.A.
CHASE SECURITIES INC.  BANCBOSTON ROBERTSON
     STEPHENS INC.


                               November 1, 1999

                              Autocam Corporation
                              -------------------
                       Senior Secured Credit Facilities
                       --------------------------------
                               Commitment Letter
                               -----------------


Aurora Capital Partners II, L.P.
10877 Wilshire Boulevard
Suite 2100
Los Angeles, CA 90024

Attention:   Richard R. Crowell
             John Mapes

Ladies and Gentlemen:

             You have advised The Chase Manhattan Bank ("Chase"), Chase
                                                         -----
Securities Inc. ("CSI"), BancBoston Robertson Stephens Inc. ("BRS") and
                  ---                                         ---
BankBoston, N.A. ("BankBoston") that you intend to establish a company to
                   ----------
acquire by merger all of the issued and outstanding capital stock (except certain amounts that may be rolled over or purchased by management, certain existing shareholders and employees) (the "Acquisition") of Autocam Corporation,
                                           -----------
a Michigan corporation (the "Borrower"). You have also advised us that you
                             --------
intend to refinance certain indebtedness of the Borrower (the "Refinancing";
                                                               -----------
together with the Acquisition and the transactions related thereto, the "Transaction"). In that connection, you have requested that (i) CSI agree to
 -----------
structure, arrange and syndicate senior secured credit facilities in an aggregate amount of up to $165,000,000 (the "Facilities"), (ii) Chase severally
                                             -----------
commit to provide 60% and BankBoston severally commit to provide 40% of the aggregate principal amount of the Facilities and (iii) Chase agree to serve as administrative agent, BankBoston to serve as syndication agent and BRS to serve as co-arranger for the Facilities.

             CSI is pleased to advise you that it is willing to act as exclusive advisor, lead arranger and sole book manager for the Facilities. BankBoston is pleased to advise you that it is willing to act as sole syndication agent for the Facilities. BRS is pleased to advise you that it is willing to act as co-arranger for the Facilities.

             Furthermore, Chase is pleased to advise you of its several commitment to provide up to $99,000,000 of the Facilities, and BankBoston is pleased to advise you of its several commitment to provide up to $66,000,000 of the Facilities, upon the terms and subject to the conditions set forth or referred to in this commitment letter (the "Commitment Letter") and in the
                                            -----------------
Summary of Terms and Conditions attached hereto as Exhibit A (the "Term Sheet").
                                                                   ----------

             It is agreed that Chase will act as the sole and exclusive administrative agent, CSI will act as the sole and exclusive advisor, lead arranger and sole book manager, BRS will act as co-arranger and BankBoston will act as the sole and exclusive syndication agent, for the Facilities, and each will, in such capacities, perform the duties and exercise the authority customarily performed and exercised by them in such roles. You agree that no other agents, co-agents arrangers, co-arrangers, or syndication agents will be appointed, no other titles will be awarded and no compensation (other than that expressly contemplated by the Term Sheet and the Fee Letters referred to below) will be paid in connection with the Facilities unless you and we shall so agree.

             CSI intends to syndicate the Facilities to a group of financial institutions (together with BankBoston and Chase, the "Lenders") identified by
                                                       -------
CSI and Chase, in consultation with you, BRS and BankBoston. CSI intends to commence syndication efforts promptly, and you agree actively to assist CSI in completing a syndication satisfactory to it. Such assistance shall include (a) your using commercially reasonable efforts to ensure that the syndication efforts benefit materially from your and the Borrower's respective existing lending relationships, (b) direct contact between senior management and advisors of the Borrower and you and the proposed Lenders, (c) assistance in the preparation of a Confidential Information Memorandum and other marketing materials to be used in connection with the syndication and (d) the hosting, with CSI, of one or more meetings of prospective Lenders.

             CSI, in consultation with you, BRS and BankBoston, will manage all aspects of the syndication, including decisions as to the selection of institutions to be approached and when they will be approached, when their commitments will be accepted, which institutions will participate, the allocations of the commitments among the Lenders and the amount and distribution of fees among the Lenders. To assist CSI in its syndication efforts, you agree promptly to prepare and provide to CSI and Chase all information with respect to the Borrower and its subsidiaries, the Acquisition, the Transaction and the other transactions contemplated hereby, including all financial information and projections (the "Projections"), as CSI and Chase may reasonably request in
                  -----------
connection with the arrangement and syndication of the Facilities. You hereby represent and covenant that (a) all written information other than the Projections (the "Information") that has been or will be made available to
                  -----------
Chase, CSI, BRS or BankBoston by you or any of your representatives is or will be, when furnished, complete and correct in all material respects and does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (taken as a whole) and (b) the Projections that have been or will be made available to Chase, CSI, BRS or BankBoston by you or any of your representatives have been or will be prepared in good faith based upon reasonable assumptions. You understand that in arranging and syndicating the Facilities Chase, CSI, BRS and BankBoston may use and rely on the Information and Projections without independent verification thereof.

             As consideration for the commitments of Chase and BankBoston hereunder and the agreement of CSI and BRS to perform the services described herein, you agree to pay to Chase and BankBoston the nonrefundable fees set forth in Annex I to the Term Sheet and in the

Fee Letter and the Administration Fee Letter dated the date hereof and delivered herewith (the "Fee Letters").
               -----------

             Chase and CSI shall be entitled, after consultation with you, BRS and BankBoston, to change the pricing of, and/or reallocate amounts among, or add or eliminate tranches as facilities under, the Facility if the syndication has not been completed and if Chase and CSI determine that such changes are advisable to insure a successful syndication of the Facility; provided the total amount and Closing Date availability of the Facility remains unchanged. Chase and BankBoston's commitment hereunder is subject to the agreements in this paragraph.

             The commitments of Chase and BankBoston hereunder and the agreement of CSI and BRS to perform the services described herein are subject to (a) there not occurring or becoming known to us any material adverse event, change, condition or effect related to the financial condition, properties, assets (including intangible assets), liabilities, business operations or results of operations of the Borrower and its subsidiaries, taken as a whole, (b) our not becoming aware after the date hereof of any information or other matter affecting the Borrower the Transaction or the transactions contemplated hereby which is inconsistent in a material and adverse manner with any such information or other matter disclosed to us prior to the date hereof (including without limitation the Confidential Information Memorandum as modified by the revised set of financial projections received by Chase prior to the date of this Commitment Letter), (c) there not having occurred a material disruption of or material adverse change in financial, banking or capital market conditions that, in our judgment, could materially impair the syndication of the Facilities, (d) our satisfaction that prior to and during the syndication of the Facilities there shall be no competing offering, placement or arrangement of any debt securities or bank financing by or on behalf of the Borrower or any affiliate thereof, (e) the negotiation, execution and delivery on or before March 29, 2000 of definitive documentation with respect to the Facilities satisfactory to Chase and its counsel and (f) the other conditions set forth or referred to in the Term Sheet. Those matters that are not covered by the provisions hereof and of the Term Sheet are subject to the approval and agreement of each of Chase, CSI, BRS, BankBoston and the Borrower.

             You agree (a) to indemnify and hold harmless each of Chase, CSI, BRS, BankBoston their respective affiliates and their respective officers, directors, employees, advisors, and agents (each, an "indemnified person") from
                                                      ------------------
and against any and all losses, claims, damages and liabilities to which any such indemnified person may become subject arising out of or in connection with this Commitment Letter, the Facilities, the use of the proceeds thereof, the Transaction or any related transaction or any claim, litigation, investigation or proceeding relating to any of the foregoing, regardless of whether any indemnified person is a party thereto, and to reimburse each indemnified person upon demand for any legal or other expenses incurred in connection with investigating or defending any of the foregoing, provided that the foregoing
                                                 --------
indemnity will not, as to any indemnified person, apply to losses, claims, damages, liabilities or related expenses to the extent they arise from the willful misconduct or gross negligence of such indemnified person, and (b) to reimburse Chase, CSI, BankBoston, BRS and their affiliates on demand for all reasonable out-of-pocket expenses (including due diligence expenses, syndication expenses, the fees and expenses of consultants identified to you prior to their retention by Chase, CSI, BankBoston or BRS, travel expenses, and reasonable fees, charges and disbursements of counsel) incurred in connection with the Facilities and any related documentation (including this Commitment Letter, the Term Sheet, the Fee Letters and the definitive financing documentation) or the administration, amendment, modification or waiver thereof. No indemnified person shall be liable for any damages arising from the use by others of Information or other materials obtained through electronic, telecommunications or other information transmission systems or for any special, indirect, consequential or punitive damages in connection with the Facilities.

             You acknowledge that each of Chase and BankBoston and their respective affiliates (the terms "Chase" and "BankBoston" being understood to refer hereinafter in this paragraph to include such affiliates) may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which you may have conflicting interests regarding the transactions described herein and otherwise. Chase and BankBoston will not use confidential information obtained from you by virtue of the transactions contemplated by this Commitment Letter or their other relationships with you in connection with the performance by Chase or BankBoston of services for other companies, and neither Chase nor BankBoston will furnish any such information to other companies. You also acknowledge that Chase and BankBoston have no obligation to use in connection with the transactions contemplated by this Commitment Letter, or to furnish to you, confidential information obtained from other companies.

             This Commitment Letter shall not be assignable by you without the prior written consent of Chase, CSI, BRS and BankBoston (and any purported assignment without such consent shall be null and void), is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto. This Commitment Letter may not be amended or waived except by an instrument in writing signed by you, Chase, CSI, BRS and BankBoston. This Commitment Letter may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement. Delivery of an executed signature page of this Commitment Letter by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof. This Commitment Letter and the Fee Letters are the only agreements that have been entered into among us with respect to the Facilities and set forth the entire understanding of the parties with respect thereto. The terms and conditions of the commitments of Chase and BankBoston hereunder and of the Facilities are not limited to those set forth herein and in the Term Sheet. This Commitment Letter shall be governed by, and construed in accordance with, the laws of the State of New York.

             This Commitment Letter is delivered to you on the understanding that neither this Commitment Letter, the Term Sheet or the Fee Letters nor any of their terms or substance shall be disclosed, directly or indirectly, to any other person except (a) to your affiliates, (b) to your officers, agents and advisors (and those of your affiliates) who are directly involved in the consideration of this matter, (c) to the Borrower and its majority shareholder and those of their respective officers, directors, agents and advisors who are directly involved in the consideration of this matter or (d) as may be compelled in a judicial or administrative proceeding or as otherwise required by law (in which case you agree to inform us promptly thereof), provided, that the
                                                     --------
foregoing restrictions shall cease to apply (except in respect of the Fee Letters and its terms and substance) after this Commitment Letter has been accepted by you. Chase, CSI, BRS and BankBoston shall hold all non-public information furnished to them by you in connection with their evaluation of the proposed Facilities in accordance with their customary procedures for handling confidential information of this nature and in any event may make disclosures as required or requested by any governmental agency or representative thereof or pursuant to legal process or to their attorneys or auditors.

             The compensation, reimbursement, indemnification and confidentiality provisions contained herein and in the Fee Letters shall remain in full force and effect regardless of whether definitive financing documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter or the commitments of each of Chase and BankBoston hereunder; provided, that your obligations under this Commitment
                      --------
Letter, other than those arising under the fourth, fifth, sixth and thirteenth paragraphs hereof, shall automatically terminate and be superseded by the provisions of the definitive documentation relating to the Facilities upon the initial funding thereunder, and you shall automatically be released from all liability in connection therewith at such time.

             If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms hereof and of the Term Sheet and the Fee Letters by returning to Chase executed counterparts hereof and of the Fee Letters not later than 5:00 p.m., New York City time, on November 5, 1999. The commitments of each of Chase and BankBoston and the agreements of CSI and BRS herein will expire at such time in the event Chase has not received such executed counterparts in accordance with the immediately preceding sentence.

             Chase, CSI, BRS and BankBoston are pleased to have been given the opportunity to assist you in connection with this important financing.

                              Very truly yours,

                              THE CHASE MANHATTAN BANK

                              By:____________________________
                                 Name:
                                 Title:

                              CHASE SECURITIES INC.


                              By:____________________________
                                 Name:
                                 Title:

                              BANKBOSTON


                              By:____________________________
                                 Name:
                                 Title:


                              BANCBOSTON ROBERTSON STEPHENS INC.

                              By:_____________________________________
                                 Name:
                                 Title:

Accepted and agreed to
as of the date first
written above by:


AURORA CAPITAL PARTNERS II, L.P.


By:____________________________
   Name:
   Title:

                                                                      Appendix A
                                                                      ----------


                               SOURCES AND USES
                               ----------------

                                 Sources                                                     Uses
                                ---------                                                    ----
Revolving
Credit Facility                 $    500,000/1/     Purchase Price                $131,447,700
Term Loan A                     $ 62,500,000        Refinance Existing Debt       $115,060,320/1/
Term Loan B                     $ 62,500,000        Cash                          ($ 9,434,248)
Sponsor Preferred Equity        $ 37,500,000        Option Proceeds               ($ 7,077,723)
Management Preferred Equity     $ 20,000,000        Cash to B/S                   $      3,951/1/
Sponsor Common Equity           $ 37,500,000        Fees and expenses             $ 10,500,000
                                                                                  ------------
Management Common Equity        $ 20,000,000
                                ------------
                                $240,500,000                                      $240,500,000
                                ============                                      ============


-----------------------------------
/1/Figures are approximate.

1                                                                  Exhibit A
                                                                   ---------



                       SENIOR SECURED CREDIT FACILITIES

                        Summary of Terms and Conditions

                               November 1, 1999

          Aurora Capital Partners II, L.P. ("Aurora") intends to establish a company (the "Acquisition Corp.") to acquire by merger all of the issued and
              ----------------
outstanding capital stock (except certain amounts that may be rolled over or purchased by management, certain existing shareholders and employees) (the "Acquisition") of Autocam Corporation, a Michigan corporation (the "Borrower").
 -----------                                                        --------
Aurora also intends to refinance certain indebtedness of the Borrower (the
                                                                       ---
"Refinancing"; together with the Acquisition and the transactions related
------------
thereto, the "Transaction").
              -----------

   Parties
   -------

Borrower:              Autocam Corporation, a Michigan corporation (the
   "Borrower").
    --------

Guarantors:            The newly-formed holding company parent of the Borrower
   and each of the Borrower's direct and indirect domestic and foreign (with exceptions to be agreed relating to adverse tax consequences) subsidiaries (the "Guarantors"; the Borrower and the Guarantors, collectively, the "Loan
         ----------                                                       ----
   Parties").
   -------

Advisor, Lead Arranger
and Book Manager:      Chase Securities Inc. (in such capacity, the "Arranger").
                                                                     --------

Administrative Agent:  The Chase Manhattan Bank ("Chase" and, in such capacity,
                                                  -----
   the "Administrative Agent").
        --------------------

Collateral Agent:      The Chase Manhattan Bank

Syndication Agent:     BankBoston, N.A. ("BankBoston"  in such capacity, the
                                          ----------
   "Syndication Agent")
   ------------------

Co-Arranger:           BancBoston Robertson Stephens Inc. ("BRS" in such
                                                            ---
   capacity, the "Co-Arranger")
                  -----------

Lenders:               A syndicate of banks, financial institutions and other
   entities arranged by the Arranger (collectively, the "Lenders").
                                                         -------

   Types and Amounts of Credit Facilities
   --------------------------------------

2

   Term Loan Facilities
   --------------------

Type and Amount of
Facilities:            Term loan facilities (the "Term Loan Facilities") in the
                                                  --------------------
   aggregate principal amount of $125,000,000 (the loans thereunder, the "Term
                                                                          ----
   Loans") comprising two separate tranches (the Term Loans comprising one
   -----
   tranche in the aggregate principal amount of $62,500,000 with a final maturity on the sixth anniversary of the Closing Date (as defined below), the "Tranche A Term Loans", and the Term Loans comprising the other tranche in
    --------------------
   the aggregate principal amount of $62,500,000 with a final maturity on the seventh anniversary of the Closing Date (as defined below), the "Tranche B
                                                                    ---------
   Term Loans").
   ----------

Availability:          The Term Loans shall be made in a single drawing on the
   Closing Date (as defined below).

Amortization:          The Tranche A Term Loans shall be repayable in
   consecutive quarterly installments commencing with the third quarter-end following the Closing Date, with final maturity on the date that is six years after the Closing Date, in the principal amounts set forth below opposite the quarter-ends following the Closing Date set forth opposite such amount:

                            Quarter-End                      Amount
                            -----------                    ----------
                                3                          $  750,000
                                4                             750,000
                                5                           1,250,000
                                6                           1,250,000
                                7                           1,250,000
                                8                           1,250,000
                                9                           2,250,000
                                10                          2,250,000
                                11                          2,500,000
                                12                          2,500,000
                                13                          3,000,000
                                14                          3,000,000
                                15                          3,000,000
                                16                          3,000,000
                                17                          4,250,000
                                18                          4,250,000
                                19                          4,250,000
                                20                          4,250,000
                                21                          4,375,000
                                22                          4,375,000
                                23                          4,375,000
                                Final Maturity              4,375,000

                       The Tranche B Term Loans shall be repayable in consecutive quarterly installments commencing with the third quarter-end

3

                       following the Closing Date, with final maturity on the date that is seven years after the Closing Date, in the principal amounts set forth below opposite the quarter-ends following the Closing Date set forth opposite such amount:

                                   Quarter-ends                Amount
                                   ------------              ----------
                                       3                     $  250,000
                                       4                        250,000
                                       5                        250,000
                                       6                        250,000
                                       7                        250,000
                                       8                        250,000
                                       9                        250,000
                                       10                       250,000
                                       11                       250,000
                                       12                       250,000
                                       13                       250,000
                                       14                       250,000
                                       15                       250,000
                                       16                       250,000
                                       17                       250,000
                                       18                       250,000
                                       19                       250,000
                                       20                       250,000
                                       21                     6,875,000
                                       22                     6,875,000
                                       23                     6,875,000
                                       24                     6,875,000
                                       25                     7,625,000
                                       26                     7,625,000
                                       27                     7,625,000
                                       Final Maturity         7,625,000

4

Purpose:                       The proceeds of the Term Loans shall be used to
   finance the Acquisition, to refinance existing indebtedness of the Borrower and to pay fees and expenses related to the Transaction.

   Working Capital Revolving Facility
   ----------------------------------

Type and Amount of
Facility:                      Six-year revolving credit facility (the
   "Revolving Facility"; together with the Term Loan Facility, the "Credit
    ------------------                                              ------
   Facilities") in the amount of $40,000,000 (the loans thereunder, the
   ----------
   "Revolving Loans"; together with the Term Loans, the "Loans").
    ---------------                                      -----

Availability:                  The Revolving Facility shall be available on a
   revolving basis during the period commencing on the Closing Date and ending on the sixth anniversary thereof (the "Revolving Termination Date"). No
                                          --------------------------
   extensions of credit under the Revolving Facility shall be outstanding on the Closing Date (except immaterial amounts as contemplated by Appendix A attached hereto).

Letters of Credit:             A portion of the Revolving Facility not in excess
   of an amount to be agreed shall be available for the issuance of letters of credit (the "Letters of Credit") by Chase (in such capacity, the "Issuing
                -----------------                                    -------
   Lender"). No Letter of Credit shall have an expiration date after the earlier
   ------
   of (a) one year after the date of issuance and (b) five business days prior to the Revolving Termination Date, provided that any Letter of Credit with a
                                      --------
   one-year tenor may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause
   (b) above).

                               Drawings under any Letter of Credit shall be
                               reimbursed by the Borrower (whether with its own funds or with the proceeds of Revolving Loans) on the same business day. To the extent that the Borrower does not so reimburse the Issuing Lender, the Lenders under the Revolving Facility shall be irrevocably and unconditionally obligated to reimburse the Issuing Lender on a pro rata basis.
                               --- ----

Maturity:                      The Revolving Termination Date.

Purpose:                       The proceeds of the Revolving Loans shall be
   used for general corporate purposes of the Borrower and its subsidiaries in the ordinary course of business. The proceeds of the Credit Facilities shall be used in a manner reasonably consistent with the sources and uses attached as Appendix A hereto.

   Certain Payment Provisions
   --------------------------

Fees and Interest Rates:       As set forth on Annex I.

Optional Prepayments and

Commitment Reductions:         Loans may be prepaid and commitments may be
   reduced by the Borrower in minimum amounts to be agreed upon. Optional prepayments of the Term Loans

5

   shall be applied to the tranches and installments thereof ratably based on the then outstanding amounts thereof and may not be reborrowed.

Mandatory Prepayments and
Commitment Reductions:         The following amounts shall be applied to prepay
   the Term Loans and permanently reduce the Revolving Facility:

                               () 50% of the net proceeds of any sale or issuance of equity or 100% of the net proceeds of incurrence of certain indebtedness after the Closing Date by the Borrower or any of its subsidiaries;

                               () 100% of the net proceeds of any sale or other disposition (including as a result of casualty or condemnation), subject to customary provisions (including reinvestment period and dollar limit), to be agreed for reinvestment in replacement assets, by the Borrower or any of its subsidiaries of any assets (except for the sale of inventory in the ordinary course of business and certain other dispositions to be agreed on); and

                               () 75% of excess cash flow (to be defined in a mutually satisfactory manner) for each fiscal year of the Borrower (commencing with the fiscal year in which the Closing Date occurs, for the period from the Closing Date to the end of such fiscal year), provided, that the foregoing
                                             --------
                               percentage shall be reduced to 50% upon
                               achievement of a ratio of consolidated total debt to rolling four-quarter EBITDA to be determined.

                               All such amounts shall be applied, first, to the
                                                                  -----
                               prepayment of the Term Loans and, second, to the
                                                                 ------
                               permanent reduction of the Revolving Facility. Each such prepayment of the Term Loans shall be applied to the Tranche A Term Loans and the Tranche B Term Loans ratably and to the installments thereof ratably in accordance with the then outstanding amounts thereof and may not be reborrowed. Notwithstanding the foregoing, so long as any Tranche A Term Loans are outstanding, each holder of Tranche B Term Loans shall have the right to refuse all or any portion of such prepayment allocable to its Tranche B Term Loans, and the amount so refused will be applied to prepay the Tranche A Term Loans. The Revolving Loans shall be prepaid and the Letters of Credit shall be cash collateralized or replaced to the extent such extensions of credit exceed the amount of the Revolving Facility.

   Collateral                  The obligations of each Loan Party in respect of
   ----------
                               the Credit Facilities, and of the Borrower in respect of hedging arrangements with Lenders to be agreed, shall be secured by a perfected first priority security interest in all of its tangible and

6

                               intangible assets (including, without
                               limitation, trademarks, tradenames and other intellectual property, accounts receivable, inventory, property, plant and equipment, cash, material real property and all of the capital stock of the Borrower and each of the Borrower's direct and indirect domestic subsidiaries and 66% of the capital stock of each of its first-tier foreign subsidiaries), except for those assets as to which the Administrative Agent shall determine in its sole discretion that the costs of obtaining such a security interest are excessive in relation to the value of the security to be afforded thereby.


   Certain Conditions
   ------------------

   Initial Conditions:         The availability of the Credit Facilities shall
                               be conditioned upon satisfaction of, among other
                               things, the following conditions precedent (the
                               date upon which all such conditions precedent
                               shall be satisfied, the "Closing Date") on or
                                                        ------------
                               before March 29, 2000:


                               ()  Each Loan Party shall have executed and
                               delivered satisfactory definitive financing
                               documentation with respect to the Credit
                               Facilities (the "Credit Documentation").
                                                --------------------

                               () The Borrower or Acquisition Corp. shall have received at least $115,00,000 in cash from the issuance of its capital stock to Aurora Capital Group and its affiliates (including funds, investors in such funds, management and Aurora Capital Group employees) and in rollover stock from management, provided that of the
                                                --------
                               $115,000,000 in equity, $57,500,000 will be in
                               the form of PIK preferred stock, newly issued for cash, with no required payment prior to a date satisfactory to the Administrative Agent and $57,500,000 of such equity to be common stock, newly issued for cash, all on terms and conditions satisfactory to the Administrative Agent. The capital structure of each Loan Party after the Transaction shall be satisfactory in all respects.

                               () The Transaction shall have been consummated for an aggregate consideration price of approximately $230,000,000 in cash (of which approximately $115,000,000 shall be the refinancing of existing indebtedness of the Borrower) with transaction fees and expenses not in excess of approximately $10,500,000, pursuant to documentation (including, without limitation, the purchase documentation for the Acquisition) satisfactory to the Administrative Agent, and no material provision thereof shall have been waived, amended,

7

                               supplemented or otherwise modified unless the Administrative Agent has otherwise agreed, with waiver of tender offer conditions subject to Lender voting to be agreed. Any existing credit facilities and any other indebtedness to be repaid or refinanced in connection with the Transaction shall have been fully repaid and terminated on terms satisfactory to the Administrative Agent.

                               () The Lenders, the Administrative Agent, the Arranger and the Syndication Agent shall have received all fees required to be paid, and all expenses for which invoices have been presented, on or before the Closing Date.

                               () All governmental and third party approvals (including landlords' and other consents) necessary or, in the discretion of the Administrative Agent, advisable in connection with the Transaction, the financing contemplated hereby and the continuing operations of the Borrower and its subsidiaries shall have been obtained and be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority that would restrain, prevent or otherwise impose adverse conditions on the Transaction or the financing thereof.



                               () The Lenders shall have received unaudited interim consolidated financial statements of the Borrower for each fiscal month and quarterly period ended subsequent to the date of the latest financial statements delivered prior to the date hereof satisfactory in form and not materially inconsistent with the information and projections previously provided to the Lenders.

                               () The Administrative Agent shall have received the results of a recent lien search in each relevant jurisdiction with respect to the Borrower and its subsidiaries, and such search shall reveal no liens on any of the assets of the Borrower or its subsidiaries except for liens permitted by the Credit Documentation or liens to be discharged on or prior to the Closing Date pursuant to documentation satisfactory to the Administrative Agent.

                               () The Lenders shall have received a solvency certificate satisfactory to the Administrative Agent that shall document the solvency of the Borrower and its subsidiaries after giving effect to the Transaction and the other transactions contemplated hereby.

8

                               (i)  The Lenders shall have received
                               environmental information with respect to the real property owned or leased by the Borrower and its subsidiaries previously provided to the Administrative Agent, and such other appraisals and/or audits reasonably requested by the Administrative Agent.

                               (j)  There shall be no pending or, to the
                               Borrower's knowledge, threatened litigation or proceedings relating to the Facilities or that could reasonably be expected to have a material adverse effect on (a) the Transaction, (b) the financial condition, properties, assets (including intangible assets), liabilities, business operations or results of operations of the Borrower and its subsidiaries, taken as a whole or (c) the validity or enforceability of any of the Credit Documentation or the rights and remedies of the Administrative Agent and the Lenders thereunder.

                               (k) The Administrative Agent shall have received evidence demonstrating satisfactory management retention arrangements with respect to John C. Kennedy.

                               (l) The Lenders shall have received such legal opinions (including opinions (i) from counsel to the Borrower and its subsidiaries, (ii) delivered to the purchaser in the Acquisition by counsel to the Borrower pursuant to the Acquisition, accompanied by reliance letters in favor of the Lenders and (iii) from such special and local counsel as may be required by the Administrative Agent), documents and other instruments as are customary for transactions of this type or as they may reasonably request.

On-Going Conditions:           The making of each extension of credit shall be
   conditioned upon (a) the accuracy of all representations and warranties in the Credit Documentation (including, without limitation, the material adverse change and litigation representations) and (b) there being no default or event of default in existence at the time of, or after giving effect to the making of, such extension of credit. As used herein and in the Credit Documentation a "material adverse change" shall mean any event, change, condition, or effect that has had or could reasonably be expected to have a material adverse effect on (a) the Transaction, (b) the financial condition, properties, assets (including intangible assets), liabilities, business operations or results of operations of the Borrower and its subsidiaries, taken as a whole or (c) the validity or enforceability of any of the Credit Documentation or the rights and remedies of the Administrative Agent and the Lenders thereunder.


   Certain Documentation Matters
   -----------------------------

                               The Credit Documentation shall contain
                               representations, warranties, covenants and events of default customary for

9

                               financings of this type and other terms deemed appropriate by the Lenders, including, without limitation:

Representations and
Warranties:                    Financial statements (including pro forma
   financial statements); absence of undisclosed liabilities; no material adverse change; corporate existence; compliance with law; corporate power and authority; enforceability of Credit Documentation; no conflict with law or contractual obligations; no material litigation; no default; ownership of property; liens; intellectual property; no burdensome restrictions; taxes; Federal Reserve regulations; ERISA;

                               Investment Company Act; subsidiaries;
                               environmental matters; solvency (as of the Closing Date); labor matters; year 2000 matters; accuracy of disclosure; and creation and perfection of security interests.

Affirmative Covenants:         Delivery of financial statements, reports,
   accountants' letters, projections, officers' certificates and other information requested by the Lenders; payment of other obligations; continuation of business and maintenance of existence and material rights and privileges; compliance with laws and material contractual obligations; maintenance of property and insurance; maintenance of books and records; right of the Lenders to inspect property and books and records; notices of defaults, litigation and other material events; compliance with environmental laws; interest rate hedging; customary covenants related to completion of the merger; and further assurances (including, without limitation, with respect to security interests in after-acquired property).

Financial Covenants:           Financial covenants to include, without
   limitation, a maximum ratio of consolidated total debt to EBITDA, a minimum ratio of EBITDA to total interest expense and a minimum ratio of EBITDA to fixed charges (with definitions to be agreed upon).

Negative Covenants:            Limitations on: indebtedness; liens; guarantee
   obligations; mergers, consolidations, liquidations and dissolutions; sales of assets; leases; dividends and other payments in respect of capital stock; capital expenditures; investments, loans and advances; optional payments and modifications of subordinated and other debt instruments; transactions with affiliates; sale and leasebacks; changes in fiscal year (with an exception to be agreed providing for a change of fiscal year-end to December 31); negative pledge clauses; restricting subsidiary agreements; amendments of Acquisition documentation; and changes in lines of business. Intercompany loans to certain non-guarantors will be permitted up to an amount and subject to other limitations to be agreed, so long as any such subsidiary's obligations thereunder are secured by its assets and such loan is pledged under the Credit Facility, all on terms satisfactory to the Lenders.

Events of Default:             Nonpayment of principal when due; nonpayment of
   interest, fees or other amounts after a grace period to be agreed upon; material inaccuracy of representations and warranties;
                               violation of covenants (subject, in the case of certain affirmative covenants, to a grace period to be agreed upon); cross-default; bankruptcy events; certain ERISA events;

10

                               material judgments; actual or asserted invalidity of any guarantee or security document or security interest; and a change of control (the definition of which is to be agreed).

Voting:                        Amendments and waivers with respect to the Credit
   Documentation shall require the approval of Lenders holding not less than a majority of the aggregate amount of the Term Loans, Revolving Loans, participations in Letters of Credit and unused commitments under the Credit Facilities ("Majority Lenders"), except that (a) the consent of each Lender
                ----------------
   directly affected thereby shall be required with respect to (i) reductions in the amount or extensions of the scheduled date of amortization or final maturity of any Loan, (ii) reductions in the rate of interest or any fee or extensions of any due date thereof and (iii) increases in the amount or extensions of the expiry date of any Lender's commitment and (b) the consent of 100% of the Lenders shall be required with respect to (i) modifications to any of the voting percentages and (ii) releases of all or substantially all of the Guarantors or all or substantially all of the collateral. In addition, "class" voting requirements will apply to modifications affecting certain payment matters. Increases in the amount of senior secured credit facilities will require the consent of the Administrative Agent, the Majority Lenders, and each Lender agreeing, in its sole discretion, to participate in the additional amount of facilities.

Assignments
and Participations:            The Lenders shall be permitted to assign and sell
   participations in their Loans and commitments, subject, in the case of assignments (other than to another Lender or to an affiliate of a Lender), to the consent of the Administrative Agent and the Borrower (which consent in each case shall not be unreasonably withheld). Non-pro rata assignments shall be permitted. In the case of partial assignments (other than to another Lender or to an affiliate of a Lender), the minimum assignment amount shall be $1,000,000, and, after giving effect thereto, the assigning Lender shall have commitments and Loans aggregating at least $1,000,000, in each case unless otherwise agreed by the Borrower and the Administrative Agent. Participants shall have the same benefits as the applicable selling Lenders with respect to yield protection and increased cost provisions. Voting rights of participants shall be limited to those matters with respect to which the affirmative vote of the Lender from which it purchased its participation would be required as described under "Voting" above. Pledges of Loans in accordance with applicable law shall be permitted without restriction. Promissory notes shall be issued under the Credit Facilities only upon request.

Yield Protection:              The Credit Documentation shall contain customary
   provisions (a) protecting the Lenders against increased costs or loss of yield resulting from changes in reserve, tax, capital adequacy and other requirements of law and from the imposition of or changes in withholding or other taxes and (b) indemnifying the Lenders for "breakage costs" incurred in connection with, among other things, any prepayment of a Eurodollar Loan (as defined in Annex I) on a day other than the last day of an interest period with respect thereto.

Expenses and

11

Indemnification:               The Borrower shall pay (a) all reasonable out-of-
   pocket expenses of the Administrative Agent, the Arranger, the Co-Arranger and the Syndication Agent associated with the syndication of the Credit Facilities and the preparation, execution, delivery and administration of the Credit Documentation and any amendment or waiver with respect thereto (including the reasonable fees, disbursements and other charges of counsel) and (b) all reasonable out-of-pocket expenses of the Administrative Agent, the Arranger, the Co-Arranger, the Syndication Agent and the Lenders (including the fees, disbursements and other charges of counsel) in connection with the enforcement of the Credit Documentation.

                               The Administrative Agent, the Arranger and the Lenders (and their affiliates and their respective officers, directors, employees, advisors and agents) will have no liability for, and will be indemnified and held harmless against, any losses, claims, damages, liabilities or expenses incurred in respect of the financing contemplated hereby or the use or the proposed use of proceeds thereof, except to the extent they arise from the gross negligence or willful misconduct of the indemnified party.




Governing Law and Forum:       State of New York.

Counsel to the
Administrative Agent
and the Arranger:              Simpson Thacher & Bartlett.

12

                                    Annex I
                                    -------



                           Interest and Certain Fees
                           -------------------------

Interest Rate Options:   The Borrower may elect that the Loans comprising
   each borrowing bear interest at a rate per annum equal to:

                             the ABR plus the Applicable Margin; or

                             the Eurodollar Rate plus the Applicable Margin (it being understood that Loans in currencies other than Dollars, if any, will bear interest based on the appropriate base rate to be mutually agreed).








                             As used herein:

                             "ABR" means the highest of (i) the rate of
                              ---
                             interest publicly announced by Chase as its prime rate in effect at its principal office in New York City (the "Prime Rate"), (ii) the secondary
                                             ----------
                             market rate for three-month certificates of
                             deposit (adjusted for statutory reserve
                             requirements) plus 1% and (iii) the federal funds
                                           ----
                             effective rate from time to time plus 0.5%.
                                                              ----

                             "Applicable Margin" means, initially, (a) for
                              -----------------
                             Revolving Loans and Tranche A Term Loans, (i) 2.00%, in the case of ABR Loans (as defined below) and (ii) 3.00%, in the case of Eurodollar Loans (as defined below), and (b) for Tranche B Term Loans, (i) 2.50%, in the case of ABR Loans and (ii) 3.50%, in the case of Eurodollar Loans. The foregoing margins for Revolving Loans and Tranche A Term Loans shall be subject to adjustment pursuant to a grid based on total leverage ratios to be determined, after a date to be agreed, by increments to be determined.

                             "Eurodollar Rate" means the rate (adjusted for
                              ---------------
                             statutory reserve requirements for eurocurrency liabilities) for Eurodollar deposits for a period equal to one, two, three or six months (as selected by the Borrower) appearing on Page 3750 of the Dow Jones Markets screen.

Interest Payment Dates:        In the case of Loans bearing interest based upon
   the ABR ("ABR Loans"), quarterly in arrears.
             ---------
                               In the case of Loans bearing interest based upon
                               the Eurodollar Rate ("Eurodollar Loans"), on the
                                                     ----------------
                               last day of each relevant interest period and, in the case of any interest period longer

13

                               than three months, on each successive date three months after the first day of such interest period.

Commitment Fees:               The Borrower shall pay a commitment fee
   calculated at the rate of 1/2 of 1% per annum on any undrawn Term Loans and on the average daily unused portion of the Revolving Facility, payable quarterly in arrears from and after the Closing Date. The commitment fee rate shall be subject to adjustment based on total leverage ratios to be determined, after a date to be agreed, by increments to be determined.

Letter of Credit Fees:         The Borrower shall pay a fee on all outstanding
   Letters of Credit at a per annum rate equal to the Applicable Margin then in effect with respect to Eurodollar Loans on the face amount of each such Letter of Credit. Such fee shall be shared ratably among the Lenders participating in the Revolving Facility and shall be payable quarterly in arrears.

                               A fronting fee equal to 1/4% per annum on the face amount of each Letter of Credit shall be payable quarterly in arrears to the Issuing Lender for its own account. In addition, customary administrative, issuance, amendment, payment and negotiation charges shall be payable to the Issuing Lender for its own account.

Default Rate:                  At any time when the Borrower is in default in
   the payment of any amount of principal due under the Credit Facilities, such amount shall bear interest at 2% above the rate otherwise applicable thereto. Overdue interest, fees and other amounts shall bear interest at 2% above the rate applicable to ABR Loans.

Rate and Fee Basis:            All per annum rates shall be calculated on the
   basis of a year of 360 days (or 365/366 days, in the case of ABR Loans the interest rate payable on which is then based on the Prime Rate) for actual days elapsed.

                                                                      Appendix A
                                                                      ----------



                               SOURCES AND USES
                               ----------------

                                     Sources                                                 Uses
                                     -------                                                 ----
Revolving
Credit Facility                    $    500,000/1/        Purchase Price                $131,447,700
Term Loan A                        $ 62,500,000           Refinance Existing Debt       $115,060,320/1/
Term Loan B                        $ 62,500,000           Cash                          ($ 9,434,248)
Sponsor Preferred Equity           $ 37,500,000           Option Proceeds               ($ 7,077,723)
Management Preferred Equity        $ 20,000,000           Cash to B/S                   $      3,951/1/
Sponsor Common Equity              $ 37,500,000           Fees and expenses             $ 10,500,000
                                                                                        ------------
Management Common Equity           $ 20,000,000
                                   ------------
                                   $240,500,000                                         $240,500,000
                                   ============                                         ============



--------------------------------------
/1/  Figures are approximate.